Exhibit 2.1

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

This Amendment (this “Amendment”) to the Agreement and Plan of Merger, dated as of August 25, 2012 (the “Agreement”) among International Business Machines Corporation, a New York corporation (“Parent”), Jasmine Acquisition Corp., a Pennsylvania corporation (“Sub”), and Kenexa Corporation, a Pennsylvania corporation (the “Company”), is entered into as of November 21, 2012 among Parent, Sub and the Company. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, Parent, Sub and the Company desire to amend the Agreement as provided in this Amendment;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment, Parent, Sub and the Company hereby agree as follows:

Section 1. Amendments.

(a) Amendment to Section 2.01(c). The first sentence of Section 2.01(c) shall be deleted in its entirety and replaced with the following: “Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b) and (ii) except as provided in Section 2.03, the Dissenters’ Shares) shall be converted into the right to receive $46.00 in cash, without interest (the “Merger Consideration”).”

(b) Addition of New Section 2.03. A new Section 2.03 shall be added to the Agreement and provide as follows: “SECTION 2.03. Optional Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who duly complies with all provisions of the PBCL concerning the right of holders of Company Common Stock to dissent from the Merger and seek dissenters’ rights for their shares (the “Dissenters’ Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such holder pursuant to the PBCL. At the Effective Time, the Dissenters’ Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares of Company Common Stock in book-entry form that immediately prior to the Effective Time represented Dissenters’ Shares shall cease to have any rights with respect thereto, except the right to receive such consideration as may be determined to be due to such holder pursuant to the PBCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the PBCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the PBCL, then the right of such holder to be paid such consideration as may be determined to be due to such holder pursuant to the PBCL shall cease and such Dissenters’ Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for dissenters’ rights of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the PBCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.”

(c) Amendment to Section 3.01(aa). The first sentence of Section 3.01(aa) shall be deleted in its entirety and replaced with the following: “Other than the Optional Dissenters’ Rights, no holder of any class or series of the Company’s capital stock will be entitled to exercise appraisal or dissenters’ rights under the PBCL, other applicable Laws, the Company Articles, or the Company Bylaws in connection with the Merger or the other transactions contemplated by this Agreement.”

(d) Addition of New Section 5.11. A new Section 5.11 shall be added to the Agreement and provide as follows: “SECTION 5.11. Optional Dissenters’ Rights. The Company shall take, or cause to be taken, all actions that are necessary, proper or advisable to, pursuant to Section 1571(c) of the PBCL, direct that the shareholders of the Company shall have dissenters’ rights in connection with the Merger, with such rights to be the same as those as set forth in Subchapter D, Chapter 15 of the PBCL (the “Optional Dissenters’ Rights”). Following the Closing, Parent shall cause the Surviving Corporation to, abide by any obligations of the Surviving Corporation under Subchapter D, Chapter 15 of the PBCL with respect to the Optional Dissenters’ Rights of any shareholder of the Company that has properly exercised his, her or its Optional Dissenters’ Rights in accordance with the PBCL.”

(e) All references in the Agreement to the “Agreement” shall be deemed to refer to the Agreement, as amended by this Amendment.

Section 2. Date of Shareholders Meeting; Closing. (a) Each of the Company, Parent and Sub hereby agree that, notwithstanding anything to the contrary in the Agreement, the Shareholders Meeting shall be held on December 3, 2012; provided, however, that (i) if the Company is unable to obtain a quorum of its shareholders at such time, the Company may extend the date of the Shareholders Meeting to the extent (and only to the extent) necessary in order to obtain a quorum of its shareholders and the Company shall use its commercially reasonable efforts to obtain such a quorum as promptly as practicable, (ii) the Company may delay the Shareholders Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement and (iii) the Company may delay the Shareholders Meeting to the extent (and only to the extent) required by a court of competent jurisdiction in connection with any proceedings in connection with the Agreement, the Merger or the other transactions contemplated by the Agreement.

(b) Each of the Company, Parent and Sub hereby agree that, notwithstanding anything to the contrary in Section 1.02 of the Agreement, subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI of the Agreement (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), the Closing will take place as promptly as possible following the Shareholders Meeting.

Section 3. Memorandum of Understanding. Parent hereby consents to the Company entering into that certain Memorandum of Understanding setting forth the terms and conditions of settlement of the derivative action and purported class action filed in the Court of Common Pleas of Chester County, Pennsylvania, by an alleged shareholder of the Company against Parent, Sub, the Company and each member of the Company’s board of directors.

Section 4. The Agreement. Except as specifically amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any reference to the Agreement shall mean the Agreement as amended or modified hereby.

Section 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof, except to the extent the Laws of the Commonwealth of Pennsylvania are mandatorily applicable to the Agreement, this Amendment, the Merger or the Articles of Merger.

Section 6. Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 7. Headings. The headings contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

[Signature page follows]

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Parent, Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Kevin J. Reardon
Name: Kevin J. Reardon
Title: Vice President, Corporate Development

[Signature Page to Merger Agreement Amendment]

JASMINE ACQUISITION CORP.

By:	/s/ Gregory C. Bomberger
Name: Gregory C. Bomberger
Title: Secretary

[Signature Page to Merger Agreement Amendment]

KENEXA CORPORATION

By:	/s/ Donald F. Volk
Name: Donald F. Volk
Title: Chief Financial Officer

[Signature Page to Merger Agreement Amendment]